TROUTMAN SANDERS LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174-0700 212.704.6000 telephone troutmansanders.com

March 29, 2013

Document Security Systems, Inc.

First Federal Plaza

28 Main Street, Suite 1525

Rochester, New York, 14614

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Document Security Systems, Inc., a New York corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 1, 2012, by and among the Company, DSSIP, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company and Lexington Technology Group, Inc., a Delaware corporation, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 27,590,559 (the “Shares”) of the Company’s common stock, par value $0.02 per share (the “Common Stock”); (ii) 4,859,894 warrants to purchase up to 4,859,894 shares of Common Stock (the “Warrants”) and shares of Common Stock underlying the Warrants; (iii) 5,195,073 $02 warrants to purchase up to 5,195,073 shares of Common Stock (the “$.02 Warrants”) and shares of Common Stock underlying the $.02 Warrants; (iv) 5,195,073 shares of Series A Convertible Preferred Stock, par value $0.02 per stock, initially convertible into an aggregate of 5,195,073 shares of Common Stock (the “Preferred Stock), and shares of Common Stock underlying the Preferred Stock; and (v) 786,678 shares (the "Palladium Shares") of Common Stock issuable as compensation to Palladium Capital Advisors, LLC. The Shares, the Warrants, the $.02 Warrant, the Preferred Stock and the Palladium Shares are hereinafter referred to collectively as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation, as in effect on the date hereof and the form of Certificate of Amendment to the Company's Certificate of Incorporation which authorizes the Preferred Stock; (iii) the Company’s Second Amended and Restated Bylaws, as in effect on the date hereof; (iv) the Merger Agreement; and (v) a copy of the resolutions of the Company’s Board of Directors (the “Board”) relating to the Merger Agreement and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

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March 29, 2013

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinions set forth below are limited to the federal laws of the United States of America and the laws of the State of New York.

Based upon the foregoing, and subject to all of the other assumptions, limitations and qualifications set forth herein, we are of the opinion that when (i) the Registration Statement has been declared effective by order of the Commission; (ii) in the case of the Preferred Stock, the Certificate of Amendment to the Company's Certificate of Incorporation has been approved by the shareholders of the Company and has been duly filed with the Secretary of State of the State of New York; and (iii) the Securities have been issued and paid for in accordance with the terms and conditions set forth in the Registration Statement and the Merger Agreement (including, with respect to the shares of Common Stock underlying the Warrants, $.02 Warrants and Preferred Stock, the payment of the exercise price and conversion price therefor by the holders thereof, as applicable), the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is effective as of the date hereof and we hereby expressly disclaim any obligation to supplement this opinion for any changes which may occur hereafter with respect to any matters of fact or law addressed herein.

Very truly yours,

/s/ Troutman Sanders LLP

TROUTMAN SANDERS LLP